EXHIBIT 99.1

Contact:

Paul D. Baker
Comverse Technology, Inc.
paul.baker@cmvt.com
(212) 739-1060

Comverse Technology, Inc. To List On The NASDAQ Global Select Market
Friday, September 23, 2011 Under The Symbol “CMVT”

NEW YORK, NY, September 22, 2011 -- Comverse Technology, Inc. (“CTI”; Pink Sheets: CMVT.PK) today announced that The NASDAQ Stock Market LLC has approved its application for the relisting of its common stock on The NASDAQ Global Select Market. CTI’s common stock is expected to resume trading on The NASDAQ Global Select Market when the market opens on Friday, September 23, 2011 under the symbol “CMVT.”

Charles Burdick, Chairman and Chief Executive Officer of CTI said, “We are pleased to be listed on NASDAQ. NASDAQ as a globally-recognized exchange can help broaden our investor base and increase our corporate visibility. As a leading provider of innovative, mission-critical software-based systems to customers in more than 125 countries, Comverse is delighted to join many of the world’s most recognizable names in high technology with our listing on NASDAQ.”

About Comverse Technology, Inc.

Comverse Technology, Inc., through its wholly-owned subsidiary Comverse, is the world’s leading provider of software and systems enabling converged billing and active customer management and value-added voice, messaging and mobile Internet services. Comverse’s extensive customer base spans more than 125 countries and covers over 450 communication service providers serving more than two billion subscribers. CTI also holds majority ownership positions in Verint (NASDAQ: VRNT) and privately-held Starhome.

Cautions About Forward-Looking Statements

This press release contains “forward-looking statements,” including statements regarding the expected time of that CTI’s common stock will resume trading on The NASDAQ Global Select Market.  These forward-looking statements are based on management’s expectations that involve a number of risks and uncertainties which could cause actual events or results to differ materially from those expressed in or implied by the forward-looking statements. The forward-looking statements contained in this press release are made as of the date of this press release and, except as required by law, CTI assumes no obligation to update or revise them or to provide reasons why actual events or results may differ.

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